SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                   FORM 8 - K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                October 26, 1998
                                (Date of Report)

                                  SofTech, Inc.
             (Exact name of registrant as specified in its charter)

      Massachusetts                  0-10665                  #04-2453033
(State or other jurisdic-          (Commission               (IRS Employer
 tion of Incorporation or          file number)           Identification Number)
      organization)

     4695 44th Street SE, Suite B-130, Grand Rapids, MI          49512
          (Address of principal executive offices)             (Zip Code)

                                 (616) 957-2330
              (Registrant's telephone number, including area code)



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Item 5. Other events.

     On October 26, 1998 the SofTech, Inc. (the "Company") Board of Directors unanimously approved the issuance of 1,099,948 shares of SofTech common stock, par value $.10 per share in a private placement to Greenleaf Asset Management ("Greenleaf") in exchange for a $1.5 million bridge loan (the "Loan") and $1.5 million in cash. The Loan was part of a $2.5 million short term financing agreement extended to the Company by Greenleaf in May 1998 as detailed in Note F to the Company's 1998 Annual Report on Form 10-K. The Company repaid $1.0 million of the $2.5 million in July 1998. Mr. William Johnston, the President of Greenleaf and a member of the Company's Board of Directors, abstained from such vote.

     The Loan was converted to equity on October 7, 1998 and the $1.5 million in additional funds were made available to the Company in two separate increments:
$300,000 on September 29, 1998 and $1,200,000 on October 7, 1998. The conversion rate was at a discount of 7.7% from the closing bid on each of those dates. The closing bid on September 29, 1998 was $4.00 and on October 7, 1998 was $2.875. The Loan conversion and the $1.5 million additional equity financing were made on a tentative basis pending Board approval at the October 26, 1998 meeting. The proceeds of this private placement will be utilized by the Company for working capital purposes.

     The Company obtained several proposals from unrelated parties prior to obtaining the Greenleaf proposal. Management recommended to the Board, and the Board unanimously approved the Greenleaf proposal (Mr. Johnston abstained from such vote) as the most attractive equity proposal based on a comparison of the cost and the dilution of current shareholders that would result from the alternative transactions.






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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       SofTech, Inc.
                                       (Registrant)

                                       By /s/ Joseph P. Mullaney
                                          --------------------------------
                                              Joseph P. Mullaney
                                              Vice President and CFO